EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                                       OF

                          PROFESSIONAL DETAILING, INC.
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

                           --------------------------

      Professional Detailing, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certifies that:

      1. The name of the corporation is Professional Detailing, Inc.

      2. The Board of Directors of the Corporation duly adopted resolutions setting forth two (2) proposed amendments (the "Amendments") to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), declaring the Amendments' advisability to its stockholders, and directing that the Amendments be considered at the year 2001 annual meeting of the stockholders of the Corporation. At the year 2001 annual meeting of stockholders of the Corporation, a majority of the stockholders approved the Amendments. The Amendments provide as follows:

      (i) That Article First of the Certificate of Incorporation shall be amended to read in its entirety as follows:

      "FIRST: The name of the corporation is PDI, Inc. (hereinafter called the "corporation")";

      and

      (ii) That the first paragraph of Article Fourth of the Certificate of Incorporation shall be amended to read in its entirety as follows:

      "FOURTH: The total number of shares of all classes of stock which this corporation shall have authority to issue is 105,000,000, consisting of
      (i) 100,000,000 shares of common stock, $.01 par value per share ("Common Stock") and (ii) 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock")."

      3. The Amendments herein certified have been duly adopted in accordance with the provisions of Section 242 of the DGCL by the Board of Directors.

      4. This Certificate of Amendment shall become effective as of 8:00 a.m., Eastern Standard Time, on October 1, 2001.

      Executed on this 28th day of September, 2001.

                        Professional Detailing, Inc.


                        By: /s/ Bernard C. Boyle
                            ------------------------------------------
                            Bernard C. Boyle
                            Executive Vice President and Chief Financial Officer